EXHIBIT 10.3

ENTRAVISION COMMUNICATIONS CORPORATION

2023 INDUCEMENT PLAN

RESTRICTED STOCK UNIT AWARD

Dear Participant:

You have been granted an award of Restricted Stock Units (an “Award”) under the Entravision Communications Corporation (together with its Affiliates, the “Company”) 2023 Inducement Plan, as amended (the “Plan”) with the terms and conditions as set forth on Exhibit A to this Award agreement (this “Award Agreement”) and as follows:

Grant Date:	, 2023
Issuance of Shares:	As soon as practicable after your Restricted Stock Units vest, the Company will issue in your name a number of Shares equal to the number of Restricted Stock Units that have vested.
Transferability of Restricted Shares:

By accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company policies (including without limitation, the Company’s Insider Trading Policy) prohibit such sale.

Rights as Shareholder:	You will not be deemed for any purposes to be a shareholder of the Company with respect to any of the Restricted Share Units unless and until Shares are issued therefor upon vesting of the units.
Transferability of Award:

You may not transfer, assign, hypothecate, pledge or encumber this Award for any reason, other than any transfer under your will or as required by intestate laws. Except for permitted transfers as described in the foregoing sentence, any attempted transfer, assignment, hypothecation, pledge or encumbrance will be null and void. Your Restricted Stock Units are not subject to any offset for any amounts that may be owed to the Company or otherwise.

Tax Withholding: Death/Disability:

To the extent that the payment of the Restricted Stock Units results in income to you for Federal, state or local income tax purposes, the Company will withhold that number of Shares otherwise deliverable to you having an aggregate Fair Market Value on the date the tax is to be determined equal to the statutory total tax that the Company must withhold (unless you pay the Company the required tax withholding or instruct the Company to withhold such amounts from your cash compensation prior to such date).

If your employment terminates as a result of death or Disability prior to the vesting date, your Restricted Stock Units will become fully vested on the date of such termination.

Miscellaneous:

The existence of this Award shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or prior preference stock senior to or affecting the common stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

This Award shall be interpreted by the Committee and any interpretation by the Committee of the terms of this Award or the Plan and any determination made by the Committee pursuant to this Award shall be final, binding and conclusive.

The issuance of Shares under this Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

The Restricted Stock Units granted hereunder are not intended to provide for any deferral of compensation subject to Code Section 409A and, accordingly, the benefits provided pursuant hereto shall be paid on or before the fifteenth day of the third month following the taxable year in which such benefit vests and is no longer subject to a substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. The Company makes no representation or warranty and shall have no liability to Grantee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption or exception from, or the conditions of, Section 409A of the Code. Each payment under this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. If the Company determines that one or more of the payments or benefits under this Agreement are in fact a “deferral of compensation” within the meaning of Section 409A of the Code (“Deferred Compensation”) and if Grantee is a “specified employee” (as determined by the Company in accordance with Section 409A of the Code) as of the date of Executive’s Separation from Service, then any payment of any amount constituting Deferred Compensation to which Executive otherwise would be entitled to receive hereunder during the first six months following his Separation from Service will be withheld until the first Company payroll date that occurs in the seventh month immediately following Grantee’s Separation from Service, at which time Grantee shall be paid a lump-sum payment in an amount equal to the amount of the Deferred Compensation that otherwise would have been paid to Grantee pursuant to this Agreement absent the application of this provision.

This Restricted Stock Unit Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.